EXHIBIT 5.1



                                January 20, 2005

Cytec Industries Inc.
Five Garret Mountain Plaza
West Paterson, NJ 07424

Ladies and Gentlemen:

         This opinion is furnished in connection with the filing by Cytec Industries Inc. (the "Company") with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), representing the offering and issuance to certain persons under the Cytec Industries Inc. 1993 Stock Award and Incentive Plan (the "Plan") of an aggregate of 1,800,000 shares (the "Shares") of the Company's common stock, $.01 par value per share.

         I am Vice President, General Counsel and Secretary of the Company and have acted as counsel in connection with the Registration Statement. In that connection, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the following documents:

     1.  Certificate of Incorporation of the Company as currently in effect;

     2.  By-Laws of the Company as currently in effect;

     3. Resolutions of the Company's Board of Directors and the Company's stockholders authorizing the issuance of the Company's common stock pursuant to the terms of the Plan and the registration of the Company's common stock under the Plan; and

     4.  The Plan.

     In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have also assumed that: (i) all actions required to be taken under the Plan by the Board of Directors of the Company have been or will be taken by the Board of Directors of the Company; and (ii) at the time of issuance of the Shares under the Plan, the Company shall continue to have sufficient authorized and unissued shares of common stock reserved for issuance thereunder.

   Based upon and subject to the foregoing, I am of the opinion that:

   If and when any Shares are issued in accordance with the requirements of the Plan and assuming the continued updating and effectiveness of the Registration Statement and the completion of any necessary action to permit such issuance to be carried out in accordance with applicable securities laws, the shares of common stock issuable under the Plan will be, when sold, paid for and issued as contemplated by the terms of the Plan, duly authorized, validly issued, fully paid and non-assessable.

     I am admitted to practice only in the State of New York and this opinion is limited to the General Corporation Law of the State of Delaware and federal law. I express no opinion with respect to the laws of any other jurisdiction. No one other than the addressee and its assigns are permitted to rely on or distribute this opinion without the prior written consent of the undersigned.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


                               Very truly yours,

                               /s/ Roy Smith
                               ---------------------------------------------
                               Roy Smith, Esq.
                               Vice President, General Counsel and Secretary